UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  January 28,  2016

LAKE SHORE BANCORP, inc.

(Exact name of registrant as specified in its charter)

United States	000-51821	20-4729288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

Lake Shore Bancorp, Inc. (the “Company”) issued a press release on January 28,  2016 disclosing its results of operations and financial condition for the fourth quarter of 2015 and certain other information.

A copy of the press release is attached as Exhibit 99.1 hereto.

Item 8.01Other Events.

Lake Shore, MHC (the “MHC”), the mutual holding company that owns 60.6% of the Company’s outstanding common stock, will hold a special meeting of its members on February 3, 2016. The purpose of the meeting is to vote on a proposal to authorize the MHC to waive its right to receive dividends aggregating up to $0.28 per share that may be declared by the Company in the 12 months subsequent to the approval of the proposal by members. As a result of the timing of the member vote, the Company’s Board of Directors expects the payment of its quarterly cash dividend to be made in March 2016.

There can be no assurance that the members will approve the dividend waiver or that the Federal Reserve will not object to the waiver even if it is approved by members at the special meeting.  If the proposed dividend waiver is not approved by members or the Federal Reserve, the Board of Directors of the Company intends to reduce the proposed quarterly dividend from $0.07 per outstanding share to $0.04 per outstanding share.

Item 9.01Financial Statements and Exhibits.

(d)   Exhibits

99.1  Press release of Lake Shore Bancorp, Inc. dated January 28,  2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, inc.
By:	/s/ Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: January 28,  2016